EXHIBIT 5.1

BRINEN & ASSOCIATES, LLC
7 Dey Street, Suite 1503
New York, New York 10007

Telephone (212) 330-8151

October 31, 2011

Board of Directors
Environmental Infrastructure Holdings Corp.
Four Tower Bridge
200 Barr Harbor Drive  Suite 400
West Conshohocken, PA  19428

Re:           2011 Employee and Consultant Stock Compensation Plan -
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Environmental Infrastructure Holdings Corp., a Delaware corporation (the “Company”), in connection with its Post-effective Amendment No. 1 to the Registration Statement on Form S-8, filed this date under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (“Post-effective Amendment”) with respect to the reallocation of the 20,000,000 shares of Common Stock, $0.0001 par value (the “Common Stock”) of the Company pursuant to the 2011 Employee and Consultant Stock Compensation Plan (the “Plan”), the distribution of a number of shares and the deregistration of the 89,822 shares remaining unsold or undistributed as further described in a Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Certificate of Incorporation and Bylaws, as amended or restated, of the Company; and resolutions adopted by the Board of Directors and stockholders of the Company authorizing and approving the Plan and the preparation and filing of the Registration Statement, and an officer’s certificate regarding the foregoing and related issues.  In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and the delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

Unless an employment agreement or consulting agreement has been provided to us and is included as an exhibit to the Initial Registration Statement on Form S-8 or to this Post-effective Amendment, we have not been asked to draft, review or opine as to such employment agreement’s or consulting agreement’s compliance with the terms and conditions of the Amended Plan or the Company’s compliance with the General Instructions to Form S-8.

This opinion is being issued solely to the Company in connection with the requirements of the Securities and Exchange Commission (“SEC”) rules related to Form S-8 registration statements and post-effective amendments. This opinion shall not be relied upon by the Company or any person to whom the Company’s grants options to purchase common stock, awards common stock or issues common stock, as each option grant, stock award and stock issuance under the Plan must be carefully considered and approved by the Company’s board of directors, which is the final arbiter of compliance with the Plan and applicable SEC rules and regulations.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Common Stock to be issued by the Company pursuant to the Plan has been duly authorized and, upon issuance, compliance with any restrictive terms, delivery and payment therefore in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-effective Amendment and to references to our firm included in or made a part of the Post-effective Amendment to the Registration Statement.

Very truly yours,

BRINEN & ASSOCIATES, LLC

/s/ Joshua D. Brinen